Exhibit 3

  Moller International, Inc. Announces Change in Independent Registered Public Accounting Firm from Vavrinek, Trine, Day & Co., LLP to Malone & Bailey, PC

    DAVIS, Calif.--(BUSINESS WIRE)--June 1, 2006--Moller International, Inc. (OTCBB:MLER), the developer of the vertical takeoff and landing concept vehicle called the Skycar(R), today announced that it has engaged Malone & Bailey, PC as its independent registered public accounting firm for its fiscal year ending December 31, 2006. The firm of Vavrinek, Trine, Day & Co., LLP has served as our independent registered public accounting firm since September 1999 and throughout our transition to a fully-reporting public company in 2002. They have reported on our finances for our fiscal years ended December 31, 2001 through 2005, including interim periods contained therein.
    VTD informed MI on 16 May 2006 that they were no longer going to continue to serve as our independent registered public accounting firm. On 18 May 2006, MI's staff made a recommendation to the Chairman of the Board to change our accounting firm to Malone & Bailey, PC. Malone & Bailey PC is a seven-partner certified public accounting firm based in Houston, Texas, which specializes in audit services for public companies.
    The reports of VTD on our consolidated financial statements as of December 31, 2005 and 2004 and for the years then ended contained no adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope, or accounting principles. During our two most recent fiscal years and through the interim period ended March 31, 2006, there have been no disagreements with VTD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which would have caused VTD to make reference thereto in their reports on the financial statements for such years. During the years ended December 31, 2005 and 2004 and through the interim period ended March 31, 2006, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

    About Moller International

    Moller International was formed in 1983 and is the developer of the roadable Skycar(R) aircraft, a four-person Vertical Takeoff and Landing Vehicle (VTOL) currently undergoing initial flight-testing. The aircraft uses the Company's Rotapower(R) rotary engine designed specifically for compact, high power-to-weight applications. The Skycar(R) has the potential to provide an airborne alternative to a significant portion of the miles now traveled by automobiles.
    The Skycar(R) has been featured on a number of TV programs including CBS 60 Minutes, "Highway In the Sky", NBC's Today Show "Today's American Story", and History Channel's, "Greatest Movie
Gadgets: Then and Now".

    Safe Harbor Statement

    Except for historic information contained in this release, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results in the future to differ materially from forecasted results. These risks and uncertainties include, among other things, the company's ability to attract qualified management, raise sufficient capital to execute its business plan, and effectively compete against similar companies.
    For further information contact: www.moller.com.

    Skycar(R) and Rotapower(R) are registered trademarks of Moller International in the USA and other countries.

    CONTACT: Moller International
             Bruce Calkins, 530-756-5086
             Facsimile: 530-756-5179
             bruce@moller.com